Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports Record
Second Quarter Fiscal 2020 Financial Results

~ Comparable Store Sales Increase 43.3% ~
~ Operating Margin Increases 820 Basis Points to 17.4% ~
~ Diluted EPS Increases 294.7% to $1.50 ~
~ Adjusted Diluted EPS Increases 197.1% to $1.04 ~

HARRISBURG, PA – August 27, 2020 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today reported financial results for the second quarter ended August 1, 2020.

Second Quarter Summary:

•	Total net sales increased 58.5% to $529.3 million.

•	Comparable store sales increased 43.3%.

•	The Company opened 6 stores, ending the quarter with 366 stores in 25 states, a year-over-year increase in store count of 10.2%.

•	Operating income increased 199.3% to $92.0 million and operating margin increased 820 basis points to 17.4%.

•	Net income increased 294.8% to $99.4 million and net income per diluted share increased 294.7% to $1.50.

•	Adjusted net income(1) increased 193.5% to $68.9 million and adjusted net income per diluted share(1) increased 197.1% to $1.04.

•	Adjusted EBITDA(1) increased 164.9% to $99.4 million.

John Swygert, President and Chief Executive Officer, stated, “We delivered our best quarter in our 38-year history with record top- and bottom-line results.  Our performance reflects the strength of our business model as we remained nimble and responsive to opportunities in the marketplace to meet heightened levels of customer demand during the COVID-19 pandemic.  We executed the Ollie’s formula—buy cheap and sell cheap—and had the right products at great prices.  I am very grateful for the extraordinary contributions of our entire team—our merchants, distribution centers, store support center and store associates—who have worked tirelessly to keep pace with the spike in demand and to ensure the continued health and safety of our customers and each other.”

Mr. Swygert continued, “We continue to be pleased with customer response to our great deals, with comparable store sales trends currently tracking in the high teens.  However, we fully expect sales growth to continue to slow as we progress through the second half of the year.  Due to the uncertainty related to COVID-19, we are not providing guidance for the second half of fiscal 2020.  We remain confident that we are very well-positioned to benefit from the continued disruption in the marketplace as we continue to leverage our strong vendor relationships and the expertise of our teams. It’s the effectiveness of our model, our strong financial position and long-term growth opportunities that keep us very excited about our future.”

(1)
As used throughout this release, adjusted operating income, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Second Quarter Results

Net sales increased 58.5% to $529.3 million in the second quarter of fiscal 2020 as compared with net sales of $333.9 million in the second quarter of fiscal 2019.  The increase in net sales was driven by a comparable store sales increase of 43.3% and strong new store performance.

The Company experienced robust comparable store sales growth throughout the second quarter of fiscal 2020, driven by higher traffic levels and a significantly larger average basket.  The Company effectively responded to changing consumer needs in the period, creating a strong alignment between a value-driven merchandise assortment and customer demand. The Company also benefited from consumer spending in response to federal stimulus funds for the COVID-19 pandemic and having its stores open during the quarter while several other retailers were closed for a portion of the period.

Gross profit increased 66.8% to $206.8 million in the second quarter of fiscal 2020 from $124.0 million in the second quarter of fiscal 2019. Gross margin returned to historical levels for the period, increasing 190 basis points to 39.1% in the second quarter of fiscal 2020 from 37.2% in the second quarter of fiscal 2019. The increase in gross margin in the second quarter of fiscal 2020 was due to improvements in both merchandise margin, driven by increased markup, and leveraging of supply chain costs as a percentage of net sales.

Selling, general and administrative expenses increased to $109.1 million in the second quarter of fiscal 2020 from $87.4 million in the second quarter of fiscal 2019, primarily driven by an increased number of stores and higher store payroll and variable selling expenses to support the significant increase in sales.  As a percentage of net sales, selling, general and administrative expenses decreased 560 basis points to 20.6% in the second quarter of fiscal 2020 from 26.2% in the second quarter of fiscal 2019.  The decrease was primarily due to significant leverage in payroll and occupancy as well as other fixed costs from the strong increase in comparable store sales as well as continued tight expense controls throughout the organization.  This leverage was partially offset by certain increased expenses, such as premium pay, associated with operating through the pandemic.

Operating income increased 199.3% to $92.0 million in the second quarter of fiscal 2020 from $30.8 million in the second quarter of fiscal 2019.  Operating margin increased 820 basis points to 17.4% in the second quarter of fiscal 2020 from 9.2% in the second quarter of fiscal 2019, primarily as a result of the increase in gross margin and the leveraging of all expense components due to the significant increase in comparable store sales.

Net income increased 294.8% to $99.4 million, or $1.50 per diluted share, in the second quarter of fiscal 2020 compared with net income of $25.2 million, or $0.38 per diluted share, in the second quarter of fiscal 2019.  Diluted earnings per share in the second quarter of fiscal 2020 and fiscal 2019 included a benefit of $0.46 and $0.03, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits, increased 193.5% to $68.9 million, or $1.04 per diluted share, in the second quarter of fiscal 2020 from $23.5 million, or $0.35 per diluted share, in the second quarter of fiscal 2019.

Adjusted EBITDA(1) increased 164.9% to $99.4 million in the second quarter of fiscal 2020 from $37.5 million in the second quarter of fiscal 2019.  Adjusted EBITDA excludes non-cash stock-based compensation expense.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of the second quarter of fiscal 2020 was $305.1 million compared with $78.5 million as of the end of the second quarter of fiscal 2019.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $92.0 million of availability under the facility as of the end of the second quarter of fiscal 2020. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $0.9 million compared with total borrowings of $0.8 million as of the end of the second quarter of fiscal 2019.

Inventories as of the end of the second quarter of fiscal 2020 decreased 7.7% to $327.2 million compared with $354.6 million as of the end of the second quarter of fiscal 2019, primarily due to heightened levels of sales productivity throughout the quarter.

Capital expenditures in the second quarter of fiscal 2020 totaled $5.7 million compared with $20.2 million in the second quarter of fiscal 2019.  Prior year expenditures included approximately $9.7 million invested in the construction of the Company’s new distribution center.

Conference Call Information

A conference call to discuss second quarter fiscal 2020 financial results is scheduled for today, August 27, 2020, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #1174635.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 370 stores in 25 states throughout half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2020 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the continued impact of COVID-19 and regulatory responses thereto; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Condensed consolidated statements of income data:
Net sales	$529,313	$333,865	$878,676	$658,719
Cost of sales	322,471	209,832	531,468	401,952
Gross profit	206,842	124,033	347,208	256,767
Selling, general and administrative expenses	109,149	87,350	198,869	170,682
Depreciation and amortization expenses	4,122	3,512	8,066	6,921
Pre-opening expenses	1,545	2,420	5,267	7,629
Operating income	92,026	30,751	135,006	71,535
Interest income, net	(26)	(372)	(109)	(517)
Income before income taxes	92,052	31,123	135,115	72,052
Income tax (benefit) expense	(7,331)	5,953	2,276	8,165
Net income	$99,383	$25,170	$132,839	$63,887
Earnings per common share:
Basic	$1.53	$0.40	$2.07	$1.01
Diluted	$1.50	$0.38	$2.02	$0.96
Weighted average common shares outstanding:
Basic	65,137	63,517	64,093	63,351
Diluted	66,051	66,300	65,641	66,237

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.9	62.8	60.5	61.0
Gross profit	39.1	37.2	39.5	39.0
Selling, general and administrative expenses	20.6	26.2	22.6	25.9
Depreciation and amortization expenses	0.8	1.1	0.9	1.1
Pre-opening expenses	0.3	0.7	0.6	1.2
Operating income	17.4	9.2	15.4	10.9
Interest income, net	-	(0.1)	-	(0.1)
Income before income taxes	17.4	9.3	15.4	10.9
Income tax (benefit) expense	(1.4)	1.8	0.3	1.2
Net income	18.8%	7.5%	15.1%	9.7%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	August 1, 2020	August 3, 2019
Current assets:
Cash and cash equivalents	$305,110	$78,473
Inventories	327,164	354,576
Accounts receivable	2,447	1,191
Prepaid expenses and other assets	22,539	5,403
Total current assets	657,260	439,643
Property and equipment, net	137,467	105,321
Operating lease right-of-use assets	369,842	321,428
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,462	2,540
Total assets	$1,842,440	$1,544,341
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$320	$269
Accounts payable	107,685	91,860
Income taxes payable	-	1,414
Current portion of operating lease liabilities	56,062	54,628
Accrued expenses and other	77,521	58,266
Total current liabilities	241,588	206,437
Revolving credit facility	-	-
Long-term debt	592	515
Deferred income taxes	64,254	55,198
Long-term operating lease liabilities	317,948	264,715
Other long-term liabilities	5	7
Total liabilities	624,387	526,872
Stockholders’ equity:
Common stock	66	64
Additional paid-in capital	641,677	611,163
Retained earnings	616,410	406,328
Treasury - common stock	(40,100)	(86)
Total stockholders’ equity	1,218,053	1,017,469
Total liabilities and stockholders’ equity	$1,842,440	$1,544,341

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net cash provided by (used in) operating activities	$168,824	$(3,337)	$210,194	$18,639
Net cash (used in) provided by investing activities	(5,671)	22,449	(18,045)	2,342
Net cash provided by financing activities	22,606	850	23,011	5,551
Net increase in cash and cash equivalents	185,759	19,962	215,160	26,532
Cash and cash equivalents at beginning of period	119,351	58,511	89,950	51,941
Cash and cash equivalents at end of period	$305,110	$78,473	$305,110	$78,473

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes a gain associated with an insurance settlement. Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation and the after-tax gain associated with the insurance settlement, both of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense as well as the aforementioned gain from an insurance settlement.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Operating income	$92,026	$30,751	$135,006	$71,535
Gain from insurance settlement	-	-	-	(565)
Adjusted operating income	$92,026	$30,751	$135,006	$70,970

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for per share amounts)

(Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net income	$99,383	$25,170	$132,839	$63,887
Gain from insurance settlement	-	-	-	(565)
Adjustment to provision for income taxes(1)	-	-	-	144
Excess tax benefits related to stock-based compensation(2)	(30,501)	(1,700)	(31,748)	(9,813)
Adjusted net income	$68,882	$23,470	$101,091	$53,653

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gain from an insurance settlement) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net income per diluted share	$1.50	$0.38	$2.02	$0.96
Adjustments as noted above, per dilutive share:
Gain from insurance settlement, net of taxes	-	-	-	(0.01)
Excess tax benefits related to stock-based compensation	(0.46)	(0.03)	(0.48)	(0.15)
Adjusted net income per diluted share (1)	$1.04	$0.35	$1.54	$0.81

Diluted weighted-average common shares outstanding	66,051	66,300	65,641	66,237

(1)	Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net income	$99,383	$25,170	$132,839	$63,887
Interest income, net	(26)	(372)	(109)	(517)
Depreciation and amortization expenses	5,653	4,337	11,063	8,536
Income tax (benefit) expense	(7,331)	5,953	2,276	8,165
EBITDA	97,679	35,088	146,069	80,071
Gain from insurance settlement	-	-	-	(565)
Non-cash stock-based compensation expense	1,727	2,432	3,046	4,625
Adjusted EBITDA	$99,406	$37,520	$149,115	$84,131

Key Statistics

	Thirteen weeks ended		Twenty-six weeks ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019

Number of stores open at the beginning of period	360	324	345	303
Number of new stores	6	8	23	29
Number of closed stores	-	-	(2)	-
Number of stores open at end of period	366	332	366	332

Average net sales per store (1)	$1,454	$1,018	$2,441	$2,050
Comparable stores sales change	43.3%	(1.7)%	20.2%	(0.5)%
Comparable store count – end of period	313	273	313	273

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.